October 17, 2005



Mr. Michael L. Carroll
Chief Financial Officer
Cumberland Resources Ltd.
950-505 Burrard Street
Vancouver, B.C.  V7X 1M4 Canada


	Re:	Cumberland Resources Ltd.
		Form 20-F for Fiscal Year Ended December 31, 2004
Filed June 30, 2005
      Response Letters Dated October 7, 2005 and October 14, 2005
		File No. 1-31969


Dear Mr. Carroll:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.

							Sincerely,



							H. Roger Schwall
							Assistant Director


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